Exhibit 99.1

Press Release

For Release, 09:10AM EDT May 8, 2024

Neonode Reports Quarter Ended March 31, 2024 Financial Results

STOCKHOLM, SWEDEN, May 8, 2024 — Neonode Inc. (NASDAQ: NEON) (“Neonode” or the “Company”) today reported financial results for the three months ended March 31, 2024.

FINANCIAL SUMMARY FOR THE QUARTER ENDED MARCH 31, 2024:

●	Revenue of $1.0 million, a decrease of 19.1% compared to the same period in the prior year.

●	Operating expenses of $2.9 million, an increase of 3.3% compared to the same period in the prior year.

●	Net loss of $2.1 million, or $0.14 per share, compared to $1.4 million, or $0.09 per share, for the same period in the prior year.

●	Cash used by operations of $1.9 million compared to $1.7 million for the same period in the prior year.

●	Cash and accounts receivable of $15.3 million as of March 31, 2024 compared to $17.1 million as of December 31, 2023.

THE PRESIDENT & CEO’S COMMENTS

“Our revenues decreased in the first quarter of 2024 compared to the same quarter last year. Following the announcement of our change in strategy, with full focus on our licensing business and a phase-out of our products business, product sales have increased as a result of last time buy orders. Non-recurring engineering revenues also increased in the first quarter compared to the same quarter last year, mainly due to a new potential Touch Sensor Module license project. At the same time, licensing revenues decreased compared to the same quarter last year. This is mainly due to the demand for our legacy customers’ products being lower, resulting in high inventory levels at some customers and thus lower revenues for Neonode,” said Fredrik Nihlén, Neonode’s interim President and CEO and CFO.

“The award by a leading commercial vehicle Original Equipment Manufacturer to supply Driver Monitoring System software to their global range of commercial vehicles continues to generate increased interest in our driver and in-cabin monitoring solutions. This is encouraging, and we are confident that we have a competitive, scalable and flexible solution that is attractive to both commercial vehicle and passenger car manufacturers. We also see interesting licensing opportunities for our touch and touchless human-machine interaction offerings,” concluded Mr. Nihlén.

FINANCIAL OVERVIEW FOR THE QUARTER ENDED MARCH 31, 2024

Net revenues for the quarter ended March 31, 2024 were $1.0 million, a 19.1% decrease compared to the same period in 2023. License revenues were $0.8 million, a decrease of 32.7% compared to the same period in 2023. The decrease is caused by lower sales volumes for our customers during the first quarter of 2024.

Revenues from product sales for the quarter ended March 31, 2024 were $0.2 million, a 96.1% increase compared to the same period in 2023, mainly due to last time buy orders from customers.

Revenues from non-recurring engineering for the first quarter of 2024 were $41,000, a 1,266.7% increase compared to the same period in 2023, mainly due to a new potential Touch Sensor Module license project in Q1 2024.

Gross margin related to products was negative 90.0% for the first quarter of 2024 compared to 53.9% in the same period in 2023. The gross margin for products for the first quarter in 2024 is impacted by a one-time cost related to an impairment loss on inventory due to the phasing out of the manufacturing of touch sensor modules.

Our operating expenses increased by 3.3% for the first quarter of 2024 compared to the same period in 2023, primarily due to higher marketing costs.

Net loss for the first quarter of 2024 was $2.1 million, or $0.14 per share, compared to a net loss of $1.4 million, or $0.09 per share for the same period in 2023. Cash used by operations was $1.9 million in the first quarter of 2024 compared to $1.7 million for the same period in 2023. The increase is primarily the result of component purchases in the first quarter of 2024.

Cash and accounts receivable totaled $15.3 million and working capital was $14.7 million as of March 31, 2024, compared to $17.1 million and $16.8 million as of December 31, 2023, respectively.

For more information, please contact:

Interim President and Chief Executive Officer and Chief Financial Officer

Fredrik Nihlén

E-mail: fredrik.nihlen@neonode.com

Phone: +46 703 97 21 09

About Neonode

Neonode Inc. (NASDAQ:NEON) is a publicly traded company, headquartered in Stockholm, Sweden and established in 2001. The Company provides advanced optical sensing solutions for contactless touch, touch, gesture control, and in-cabin monitoring. Building on experience acquired during years of advanced research and development and technology licensing, Neonode’s technology is currently deployed in more than 90 million products, and the Company holds more than 100 patents worldwide. Neonode’s customer base includes some of the world’s best-known Fortune 500 companies in the consumer electronics, office equipment, automotive, elevator, and self-service kiosk markets.

NEONODE and the NEONODE logo are trademarks of Neonode Inc. registered in the United States and other countries.

For further information please visit www.neonode.com

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Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to our expectations for growth and the growing demand for our products, future performance or future events. These statements are based on current assumptions, expectations and information available to Neonode management and involve a number of known and unknown risks, uncertainties and other factors that may cause Neonode’s actual results, levels of activity, performance or achievements to be materially different from any expressed or implied by these forward-looking statements.

These risks, uncertainties, and factors include risks related to our reliance on the ability of our customers to design, manufacture and sell their products with our touch technology, the length of a customer’s product development cycle, our dependence and our customers’ dependence on suppliers, the global economy generally and other risks discussed under “Risk Factors” and elsewhere in Neonode’s public filings with the SEC from time to time, including Neonode’s annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are advised to carefully consider these various risks, uncertainties and other factors. Although Neonode management believes that the forward-looking statements contained in this press release are reasonable, it can give no assurance that its expectations will be fulfilled. Forward-looking statements are made as of today’s date, and Neonode undertakes no duty to update or revise them.

NEONODE INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	March 31,	December 31,
	2024	2023
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$14,274	$16,155
Accounts receivable and unbilled revenues, net	1,072	917
Inventory	487	610
Prepaid expenses and other current assets	760	938
Total current assets	16,593	18,620

Property and equipment, net	294	340
Operating lease right-of-use assets, net	34	54
Total assets	$16,921	$19,014

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$491	$440
Accrued payroll and employee benefits	1,021	941
Accrued expenses	205	354
Contract liabilities	82	10
Current portion of finance lease obligations	29	33
Current portion of operating lease obligations	34	54
Total current liabilities	1,862	1,832

Finance lease obligations, net of current portion	12	19
Total liabilities	1,874	1,851

Commitments and contingencies

Stockholders’ equity:
Common stock, 25,000,000 shares authorized, with par value of $0.001; 15,359,481 shares issued and outstanding at March 31, 2024 and December 31, 2023	15	15
Additional paid-in capital	235,160	235,158
Accumulated other comprehensive loss	(430)	(396)
Accumulated deficit	(219,698)	(217,614)
Total stockholders’ equity	15,047	17,163
Total liabilities and stockholders’ equity	$16,921	$19,014

NEONODE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three months ended March 31,
	2024	2023
Revenues:
License fees	$773	$1,148
Products	200	102
Non-recurring engineering	41	3
Total revenues	1,014	1,253

Cost of revenues:
Products	380	47
Non-recurring engineering	17	-
Total cost of revenues	397	47

Total gross margin	617	1,206

Operating expenses:
Research and development	895	802
Sales and marketing	816	592
General and administrative	1,160	1,384

Total operating expenses	2,871	2,778
Operating loss	(2,254)	(1,572)

Other income:
Interest income, net	180	158
Total other income	180	158

Loss before provision for income taxes	(2,074)	(1,414)

Provision for income taxes	10	11
Net loss	$(2,084)	$(1,425)

Loss per common share:
Basic and diluted loss per share	$(0.14)	$(0.09)
Basic and diluted – weighted average number of common shares outstanding	15,359	15,209

NEONODE INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	Three months ended March 31,
	2024	2023
Net loss	$(2,084)	$(1,425)

Other comprehensive income:
Foreign currency translation adjustments	(34)	35
Other comprehensive loss	$(2,118)	$(1,390)

NEONODE INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands)

	Common Stock Shares Issued	Common Stock Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity
Balances, December 31, 2023	15,359	$15	$235,158	$(396)	$(217,614)	$17,163
Stock-based compensation	-	-	2	-	-	2
Foreign currency translation adjustment	-	-	-	(34)	-	(34)
Net loss	-	-	-	-	(2,084)	(2,084)
Balances, March 31, 2024	15,359	$15	$235,160	$(430)	$(219,698)	$15,047

	Common Stock Shares Issued	Common Stock Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity
Balances, December 31, 2022	14,456	$14	$227,235	$(340)	$(207,491)	$19,418
Stock-based compensation	-	-	18	-	-	18
Issuance of shares for cash, net of offering costs	903	1	7,865	-	-	7,866
Foreign currency translation adjustment	-	-	-	35	-	35
Net loss	-	-	-	-	(1,425)	(1,425)
Balances, March 31, 2023	15,359	$15	$235,118	$(305)	$(208,916)	$25,912

NEONODE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three months ended March 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(2,084)	$(1,425)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	2	18
Depreciation and amortization	27	17
Amortization of operating lease right-of-use assets	17	16
Inventory impairment loss	278	-
Changes in operating assets and liabilities:
Accounts receivable and unbilled revenue, net	(170)	(491)
Inventory	(253)	(11)
Prepaid expenses and other current assets	136	66
Accounts payable, accrued payroll and employee benefits, and accrued expenses	76	133
Contract liabilities	73	(5)
Operating lease obligations	(17)	(16)
Net cash used in operating activities	(1,915)	(1,698)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of offering costs	-	7,866
Principal payments on finance lease obligations	(9)	(28)
Net cash (used in) provided by financing activities	(9)	7,838

Effect of exchange rate changes on cash and cash equivalents	43	25

Net change in cash and cash equivalents	(1,881)	6,165
Cash and cash equivalents at beginning of period	16,155	14,816
Cash and cash equivalents at end of period	$14,274	$20,981

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$10	$11
Cash paid for interest	$1	$2